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                                                                    Exhibit 10.2

AGREEMENT AMENDING EXECUTIVE EMPLOYMENT AGREEMENT

     This Agreement Amending Executive Employment Agreement ("Amendment") is entered into this 20th day of January, 1999 by and between _______________ ("Executive") and FLIR SYSTEMS, INC. ("FSI").

A. Each of Executive and FSI are parties to a certain Executive Employment Agreement dated May 5, 1997, as amended by written agreement on December 2, 1997 ("Employment Agreement").

B. FSI and Executive wish to extend the term of the Employment Agreement until December 31, 2001.

C. FSI's largest shareholder, Spectra Physics AB ("Spectra"), has recommended to its shareholders that it accept a cash tender offer from Thermo Instruments, Inc. ("Thermo") for all of the outstanding shares of Spectra (the "Transaction"). Should the Transaction be successfully concluded, Thermo will have acquired at least 90% of the outstanding shares of Spectra and, as a result, will also have acquired the shares of FSI currently owned by Spectra.

D. The consummation of the Transaction contemplated by Thermo and Spectra constitutes a "Change of Control" as that term is defined in the Employment Agreement.

E. Under the terms of the Employment Agreement, the occurrence of a "Change of Control" gives rise to certain rights and entitlements of the Executive.

F. The parties to this Amendment intend and desire to amend the terms of the Employment Agreement to provide that the consummation of the Transaction contemplated by Thermo and Spectra does not constitute a Change of Control under the terms of the Employment Agreement; provided, however, that the effectiveness of which amendment shall be subject to certain limitations related to the ownership of FSI stock as more fully set forth below.

          NOW THEREFORE, for valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Amendment to Section 2.3. Section 2.3 of the Employment Agreement shall be amended to strike out the date "December 31, 1999" in each place it occurs and insert in lieu thereof the date of "December 31, 2001."

     2. Amendment to Article VI. Article VI of the Employment Agreement shall be amended to add the following Section 6.7:

     6.7 Thermo Transaction. Notwithstanding anything to the contrary contained in this Article VI, the consummation of the transaction contemplated by Spectra Physics, AB and Thermo Industries, Inc shall not constitute a "Change of Control" for purposes of Article VI.

3. Effectiveness of Amendment. Notwithstanding anything to the contrary contained herein, the amendment to the Employment Agreement set out in Section 2 of this Amendment shall be null and void and of no effect at such time following the consummation of the Transaction that: (1) Thermo acquires any additional shares of FSI Common Stock beyond that which they had acquired immediately upon the consummation of the Transaction, or (2) Thermo asserts any

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rights to representation on the FSI Board of Directors.

4. Other Terms of Agreement Unmodified. Except as expressly modified herein or by that written amendment dated December 2, 1997, all terms and provisions of the Employment Agreement shall remain unmodified and in full force and effect.

          IN WHITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first written above.


EXECUTIVE                               FLIR SYSTEMS, INC.



                                        By: /s/ J. Kenneth Stringer, III
                                            ----------------------------
                                        Title: President

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